Control No: 10077127
Date Filed: 11/03/2010 07:33 PM
Brian P. Kemp
Secretary of State

Articles Of Incorporation
For Georgia Profit Corporation

The name of the corporation is:
Norcor Technologies Corporation

Principal mailing address of the corporation is:
338 S. Sharon Amity Rd.
Charlotte, NC 28211

The Registered Agent is:
Robert Warner
910 Athens Highway , Suite 197K
Loganville, GA 30052
County: Gwinnett

The name and address of incorporator(s) are:
Wellesley Clayton
338 S. Sharon Amity Rd.
Charlotte, NC 28211

The corporation is authorized to issue:
500,000,000 Shares

The optional provisions are:
No optional provisions.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the date set forth below.

Signature(s): W. K Clayton
Incorporator, Wellesley Clayton

Date: 11/3/10
November 03, 2010

Control No. **10077127**

STATE OF GEORGIA

Secretary of State

Corporations Division
315 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF INCORPORATION

I, **Brian P. Kemp**, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

NORCOR TECHNOLOGIES CORPORATION
a Domestic Profit Corporation

has been duly incorporated under the laws of the State of Georgia on **11/03/2010** by the filing of articles of incorporation in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on November 3, 2010

Brian P. Kemp
Secretary of State